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                                                                    EXHIBIT 16.1




March 15, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated March 15, 2002 of Brunswick Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen
Arthur Andersen LLP



cc:  Ms. Victoria Reich, CFO, Brunswick Corporation